Exhibit 10.5

TO:	Javier Feliciano

FROM:	Ray Oppel, Chairman of the Compensation Committee (the “Committee”)

DATE:	March 21, 2018

RE:	Notice of Approved 2018 Compensation (“Notice”)

Reference is made to that certain employment agreement (the “Employment Agreement”), effective January 1, 2017, concerning the employment and compensation of Javier Feliciano, the Company’s Executive Vice President and Chief Human Resources Officer (“Executive”).
Base Salary Adjustment
As provided in the Employment Agreement, the Employee’s base salary is subject to annual review and may, in the Committee’s discretion, be increased or decreased under the Company’s standard compensation policies for executive-level employees. With respect to the Executive, the Committee has reviewed Executive’s base salary and concluded that it is appropriate to adjust Executive’s base salary for the Company’s 2018 fiscal year to $340,000.
Annual Bonus Adjustment
Under Executive’s Employment Agreement, the Executive’s Target Bonus is set at a minimum amount of $200,000 for the Company’s 2018 fiscal year - or such greater amount as may be provided in a written notice to the Executive from the Committee. Moreover, the Executive’s actual Bonus for a fiscal year is an amount ranging from 0% to 133% of the Target Bonus (or such upper percentage limit as otherwise established in writing by the Committee), contingent upon the achievement of one or more performance goals established by the Committee.
Accordingly, this is to provide notice to the Executive that Executive’s Target Bonus for the Company’s 2018 fiscal year is being adjusted to $212,500 and actual Bonus will be an amount ranging from 0% to 200% of the Target Bonus. Thus, the maximum Bonus payable to the Executive for the 2018 fiscal year will be $425,000 (i.e., 200% of the Target Bonus).
Performance Share Award
Under Executive’s Employment Agreement, the Executive’s annual Performance Share Award is a target number of shares with a fair market value on the date of grant worth a minimum of $184,000 or such greater amount as may be provided to Executive in a written notice from the Committee. The PSA has a three year performance period. The PSA that is payable for the performance period, if any, shall be an amount ranging from 0% to 150% of the target number of shares, contingent on the achievement of one or more performance goals established by the Committee.
Accordingly, this is to provide notice to the Executive that Executive’s PSA target for the 2018 fiscal year will be based on a grant value of $212,500; the PSA payable with respect to such grant shall be in the 0% to 150% range of the target.

Performance-Based Restricted Stock Units
Under Executive’s Employment Agreement, the Executive’s annual Performance-Based Restricted Stock Unit Award is a target number of shares with a fair market value on the date of grant worth a minimum of $184,000 or such greater amount as may be provided to Executive in a written notice from the Committee. The Performance-Based Restricted Stock Unit Award has a three year performance period.
Accordingly, this is to provide notice to the Executive that Performance-Based Restricted Stock Unit Award for the 2018 fiscal year will be based on a grant value of $212,500.
* * * * *
Except as specifically expressed in this Notice, the Employment Agreement shall remain in full force and effect. To the extent there is any contradiction or inconsistency between the terms of this Notice and the terms of the Employment Agreement, the terms and intended effect of this Notice shall control.

COMPENSATION COMMITTEE

/s/ Ray Oppel
By:	Ray Oppel
Chairman of the Compensation Committee

/s/ Javier Feliciano		March 21, 2018
Executive		Date